Exhibit 99.1
Contact: Gene Cassis, Vice President of Investor Relations, 508-482-2349
WATERS CORPORATION AND AGILENT TECHNOLOGIES DEUTSCHLAND
GmbH RESOLVE OUTSTANDING HPLC LITIGATION
Milford, Massachusetts, February 17, 2006 – Waters Corporation (NYSE/WAT) reported today it had entered into a settlement agreement with Agilent Technologies Deutschland GmbH resolving certain outstanding HPLC related litigation between them.
The settlement provides for the resolution of a finding of patent infringement by a court in the United Kingdom with respect to a portion of the pump technology used in Waters’ Alliance HPLC instruments. In 2002, Waters discontinued the use of the patented technology and the settlement has no effect on the Company’s ability to sell its Alliance HPLC instruments in the United Kingdom.
In connection with the settlement, Waters and its United Kingdom affiliate have been released from any claims of past infringement under the patent and Waters has agreed to make a one time payment to Agilent of 3.5 million British Pounds Sterling.
As a result of the settlement, Waters has revised its fourth quarter 2005 and full year 2005 results as previously reported in a press release on January 24, 2006, to include a pre-tax $3.1 million provision for damages and estimated remaining costs related to this matter. This has reduced GAAP earnings per diluted share for the fourth quarter of 2005 to $0.69 per diluted share from $0.71 per diluted share and to $1.74 per diluted share from $1.76 per diluted share for the full year 2005. Updated condensed financial statements are attached.
Similar patent infringement actions to the case noted above are currently pending in France and Germany. Waters believes, however, that any potential damages resulting from these ongoing disputes are unlikely to be materially different from amounts previously recorded.
Waters Corporation holds worldwide leading positions in three complementary analytical technologies – liquid chromatography, mass spectrometry and thermal analysis. These markets account for $4.5 - $5.0 billion of the overall $20 + billion analytical instrument market.

Certain statements contained herein are forward looking. Many factors could cause actual results to differ from these statements, in particular, uncertainties of litigation.

Waters Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	(Unaudited)		(Unaudited)
	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004

Net sales	332,270	324,154	1,158,236	1,104,536
Cost of sales	133,980	130,144	478,355	454,807

Gross profit	198,290	194,010	679,881	649,729

Selling and administrative expenses	81,593	80,916	321,694	300,150
Research and development expenses	16,691	16,475	66,905	65,241
Purchased intangibles amortization	1,216	1,236	5,005	4,814
Litigation provisions and settlement (A)	3,122	—	3,122	(9,277)
Impairment of long-lived asset (B)	—	3,997	—	3,997
Restructuring and other unusual charges, net	—	—	—	(54)

Operating income	95,668	91,386	283,155	284,858

Other expense, net (C)	(3,103)	(1,014)	(3,103)	(1,014)
Interest (expense) income, net	(3,421)	156	(5,489)	1,827
Income from operations before income taxes	89,144	90,528	274,563	285,671

Provision for income taxes (D)	13,546	19,011	72,588	61,618

Net income	75,598	71,517	201,975	224,053

Net income per basic common share	$0.70	$0.59	$1.77	$1.87

Weighted average number of basic common shares	108,364	120,266	114,023	119,640

Net income per diluted common share	$0.69	$0.58	$1.74	$1.82

Weighted average number of diluted common shares and equivalents	109,962	122,679	115,945	123,069

(A)	The results for the three months and year ended December 31, 2005 include provisions of $3.1 million for ongoing patent litigation with Hewlett-Packard Company. The results for the year ended December 31, 2004 include provisions of $7.8 million for the same ongoing patent litigation with Hewlett-Packard Company as well as settlement income of $17.1 million related to patent litigation with Perkin-Elmer Corporation.

(B)	The results for the three months and year ended December 31, 2004 include charges of $4.0 million recorded for a write-down of a technology licensed asset.

(C)	The results for the three months and year ended December 31, 2005 include charges of $4.8 million recorded for a write-off of an equity investment and gain of $1.7 million related to the sale of an equity investment. The results for the three months and year ended December 31, 2004 include charges of $1.0 million recorded for full write-down of an investment in an unaffiliated company.

(D)	The results for the year ended December 31, 2005 include a tax provision of approximately $24.0 million related to a qualified dividends distribution under the American Jobs Creation Act of 2004.

Waters Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)

	(Unaudited)		(Unaudited)
	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004

Reconciliation of income per diluted share, in accordance with generally accepted accounting principles, with adjusted results:

Income per diluted share	$0.69	$0.58	$1.74	$1.82

Adjustment for litigation provisions and settlement, net of tax	2,569	—	2,569	(5,688)
Income per diluted share effect	0.02	—	0.02	(0.05)

Adjustment for restructuring and other unusual charges, net of tax	—	—		(57)
Income per diluted share effect	—	—	—	(0.00)

Adjustment for tax provision for qualified dividends distribution	—	—	24,000	—
Income per diluted share effect	—	—	0.21	—

Impairment of long-lived asset, net of tax	—	3,158	—	3,158
Income per diluted share effect	—	0.03	—	0.03

Other expense, write down and sale of certain investments, net of tax	2,554	801	2,554	801
Income per diluted share effect	0.02	0.01	0.02	0.01

Adjusted income per diluted share:	$0.73	$0.62	$1.99	$1.81

The adjusted income per diluted share presented above is used by the management of the Company to measure operating performance with prior periods and is not in accordance with generally accepted accounting principles (GAAP). The above reconciliation identifies items management has excluded as non-operational transactions. Management feels these transactions are not indicative of understanding the ongoing operations of the business or its future outlook.

Waters Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands and unaudited)

	December 31, 2005	December 31, 2004

Cash and cash equivalents	493,588	539,077
Accounts receivable	256,809	271,731
Inventories	131,554	139,900
Other current assets	31,550	23,176
Total current assets	913,501	973,884

Property, plant and equipment, net	141,030	135,908
Other assets	387,874	350,634
Total assets	1,442,405	1,460,426

Notes payable and debt	326,286	206,663
Accounts payable and accrued expenses	278,544	286,327
Total current liabilities	604,830	492,990

Long-term debt	500,000	250,000
Other long-term liabilities	41,408	38,750
Total liabilities	1,146,238	781,740

Total equity	296,167	678,686
Total liabilities and equity	1,442,405	1,460,426